Exhibit 21.1
LIST OF SUBSIDIARIES

STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY	INCORPORATION OR ORGANIZATION
HeartWare Pty. Limited	Australia

HeartWare, Inc.	Delaware